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                                                                      EXHIBIT 5

                                   AMENDMENT

  AMENDMENT, dated as of December 11, 1996 to the Rights Agreement, dated as of June 11, 1987, as amended and restated as of March 22, 1990, as amended April 21, 1992, as amended June 6, 1994, as amended July 15, 1994, and as amended November 16, 1995 (the "Rights Agreement"), between Alexander & Alexander Services Inc., a Maryland corporation (the "Company") and First Chicago Trust Company of New York, a New York corporation, formerly Morgan Shareholder Services Trust Company, (the "Rights Agent").

                                  WITNESSETH

  WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement; and

  WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof; and

  WHEREAS, all actions necessary to make this Amendment a valid agreement, enforceable according to its terms have been taken, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent;

  NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the Company and the Rights Agent agree as follows:

    1. A new Section 34 shall be added which states the following:

      "34. Exemption of Aon Offer and Merger. Notwithstanding anything to the contrary contained in this Agreement, a Distribution Date, a
    Section 11(a)(ii) Event and a Section 13 Transaction shall not occur or be deemed to occur, and none of Aon Corporation ("Aon"), its Affiliates or its Associates shall become an Acquiring Person, as a result of the execution, delivery or performance of the Agreement and Plan of Merger dated as of December 11, 1996 among Aon, Subsidiary Corporation, Inc. and Alexander & Alexander Services Inc., as the same may be amended from time to time (the "Merger Agreement"), the Stock Purchase and Sale Agreement dated as of December 11, 1996 between Aon and American International Group, Inc., as the same may be amended from time to time (the "Preferred Stock Purchase Agreement"), the announcement, making or consummation of the Offer (as defined in the Merger Agreement), the acquisition of shares of capital stock pursuant to the Offer, the Merger (as defined in the Merger Agreement) or the Preferred Stock Purchase Agreement, the consummation of the Merger or any other transactions contemplated by this Agreement, the Preferred Stock Purchase Agreement or the acquisition of any shares of capital stock upon the conversion of securities acquired pursuant to the Preferred Stock Purchase Agreement, and Section 11(a)(ii) and Section 13 shall not apply to the foregoing transactions or events."

    2. This Amendment shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

    3. Except as hereinabove expressly provided, all provisions of the Rights Agreement shall continue in full force and effect.

    4. This Amendment may be executed in one or more counterparts all of which shall be considered one and the same instrument and shall become effective as of the date hereof when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

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  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:                                   ALEXANDER & ALEXANDER SERVICES INC.


     /s/ Alice Russell                            /s/ Frank G. Zarb
By___________________________________     By___________________________________
  Name: Alice Russell                       Name: Frank G. Zarb
  Title: Secretary                          Title:  Chairman of the Board,
                                                    President & Chief
                                                    Executive Officer

Attest:


     /s/ John Piskadlo                    FIRST CHICAGO TRUST COMPANY OF NEW
By___________________________________     YORK

  Name: John Piskadlo
  Title: Assistant Vice President                 /s/ Charles W. Kerye
                                          By___________________________________
                                            Name: Charles W. Kerye
                                            Title: Vice President

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